UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):     July 30, 2008

TAKE-TWO INTERACTIVE SOFTWARE, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-29230	51-0350842
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

622 Broadway, New York, New York	10012
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code     (646) 536-2842

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.              Other Events

St. Clair Shores General Employees Retirement System v. Eibeler, et al.

                On July 30, 2008, the U.S. District Court for the Southern District of New York (the “Court”) granted in part and denied in part the motion to dismiss filed by the Special Litigation Committee (the “SLC”) of the board of directors of Take-Two Interactive Software, Inc. (the “Company”) in the purported class and derivative action captioned St. Clair Shores General Employees Retirement System v. Eibeler, et al., No. 1:06-cv-00688 (SWK).  All claims against the Company were dismissed.  The plaintiff asserts that certain defendants breached their fiduciary duties by selling their stock while in possession of certain material non-public information and that the Company violated Section 14(a) and Rule 14a-9 of the Exchange Act by failing to disclose material facts in the Company’s 2003, 2004 and 2005 proxy statements in which approval to increase share availability under the 2002 Stock Option Plan was solicited.  The plaintiff seeks the return of all profits from the alleged insider trading conducted by the individual defendants who sold the Company’s stock, unspecified compensatory damages with interest and its costs in the action.

                In its decision, the Court dismissed all claims against all defendants arising out of the plaintiff’s derivative claims.   The Court found that the SLC was independent and acted in good faith in conducting its investigation of plaintiff’s claims.  The Court concluded that reasonable bases existed for the SLC’s conclusion that the plaintiff’s individual claims were without merit and that further pursuing the derivative claims was not in the best interest of the Company or its stockholders.

                The Court denied the SLC’s motion to dismiss the remainder of the plaintiff’s claims which were added after the SLC had concluded its investigation of the allegations contained in the original complaint filed January 30, 2006, on the basis that they were direct claims and thus not subject to the demand requirement and could not be dismissed for failure to make a demand upon the Company’s board of directors.  In these remaining claims, brought against certain former officers and directors of the Company and not against the Company itself, the plaintiff alleges that material information was omitted from proxy materials between 2001 and 2005 which caused the stockholders to approve additions to the Company’s stock option plans and which violated the stockholders’ voting rights and diluted their ownership rights.  The Court expressly did not determine whether these claims would entitle the putative class to monetary damages.  We intend to continue to vigorously defend the remainder of the plaintiff’s claims.

Consumer Class Action—Grand Theft Auto: San Andreas.

                In November 2007, the United States District Court for the Southern District of New York granted preliminary approval to the settlement of several purported class action lawsuits that had been pending against the Company concerning the Company’s “Grand Theft Auto: San Andreas” game.  Had that settlement been approved, the Company would have been required to spend at least $1,025,000 on settlement benefits, a majority of which would have taken the form of a contribution to charity.

                On July 31, 2008, the Court issued an opinion refusing to certify the proposed settlement class.  The Court held that, under controlling case law issued after the parties negotiated the settlement, the plaintiffs could no longer meet their burden of showing that the case could proceed on the proposed class basis, regardless of whether the purpose of certification was for litigation or settlement.  The Company expresses no opinion as to the likelihood of an appeal or the outcome of such an appeal.  If the plaintiffs choose to continue the case notwithstanding the court’s decision, the Company will continue to defend it vigorously.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TAKE-TWO INTERACTIVE SOFTWARE, INC.
(Registrant)

By:	/s/ Daniel P. Emerson
Daniel P. Emerson
Vice President, Associate General Counsel and Secretary

Date:    August 5, 2008